Exhibit 99.2

Kiromic BioPharma Announces Closing of Initial Public Offering

October 20, 2020

HOUSTON--(BUSINESS WIRE)--Kiromic BioPharma, Inc. (the “Company”), a target discovery and gene-editing company utilizing artificial intelligence and a proprietary neural network platform with a therapeutic focus on immuno-oncology, today announced the closing of its initial public offering of 1,250,000 shares of its common stock at a public offering price of $12.00 per share, for gross proceeds of $15,000,000, before deducting underwriting discounts, commissions and offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 187,500 shares of common stock at the initial public offering price, less the underwriting discount, to cover over-allotments.

The shares began trading on the Nasdaq Capital Market on October 16, 2020 under the ticker symbol “KRBP.”

ThinkEquity, a division of Fordham Financial Management, Inc. acted as sole book-running manager for the offering. Paulson Investment Company, LLC acted as co-manager for the offering.

A registration statement on Form S-1 (File No. 333-238153) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on October 15, 2020. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

About Kiromic BioPharma, Inc.

Kiromic BioPharma, Inc. is a target discovery and gene-editing company utilizing artificial intelligence and our proprietary neural network platform with a therapeutic focus on immuno-oncology. For more information on Kiromic BioPharma, Inc, please visit the company’s website: www.kiromic.com

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Kiromic’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Kiromic undertakes no duty to update such information except as required under applicable law.

Contacts

Tony Tontat
Chief Financial Officer
(844) 539-2873
bus.dev@kiromic.com